EXHIBIT 10.4

AGREEMENT OF PURCHASE AND SALE

Prairie Walk

By and Between

Prairie Walk, LLC,

a Delaware limited liability company,

Seller

and

Steadfast Asset Holdings, Inc.,

a California corporation,

Purchaser

DATED: November 30, 2011

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8.5	Conflicts	20
8.6	Litigation	20
8.7	Indemnity	20

9. Closing Costs		20

10. Commissions		20

11. New York Style Closing		21

12. Attorneys’ Fees and Costs		21

13. Notice		21

14. Fire or Other Casualty; Condemnation		22

15. Operations After Date of This Agreement		23

16. Assignment		25

17. Remedies		25

18. Miscellaneous		27

18.1	Entire Agreement	27
18.2	Time	27
18.3	Counterpart Execution	27
18.4	Governing Law	27
18.5	Publicity	28
18.6	Recordation	28
18.7	Benefit	28
18.8	Section Headings	28
18.9	Further Assurances	28
18.10	Severability	28
18.11	Waiver of Trial by Jury	28
18.12	Independent Counsel	29
18.13	Governmental Approvals	29
18.14	No Waiver	29
18.15	Discharge and Survival	29

19. Exculpation of Seller and Related Parties		29

20. Record Retention; Audit		31

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	-	Legal Description
Exhibit B	-	Form of Earnest Money Escrow Agreement
Exhibit C	-	Form of Deed
Exhibit D	-	Form of Bill of Sale
Exhibit E	-	Form of Assignment and Assumption of Leases
Exhibit F	-	Form of Assignment and Assumption of Contracts, Licenses and Permits
Exhibit G	-	Form of Non-Foreign Affidavit
Exhibit H	-	Form of Tenant Notification Letter
Exhibit I	-	Form of Vendor Notification Letter
Schedule 1	-	List of Leases
Schedule 2	-	List of Service Contracts
Schedule 3	-	List of Litigation
Schedule 4	-	List of Personal Property

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AGREEMENT OF PURCHASE AND SALE

(Prairie Walk, Kansas City, Missouri)

THIS AGREEMENT OF PURCHASE AND SALE (“this Agreement”) is made and entered into this 30th day of November, 2011 (the “Effective Date”) by and between PRAIRIE WALK, LLC, a Delaware limited liability company (“Seller”), having an address at c/o The Borne Company, LLC, 832 West Superior Street, Suite 301, Chicago, Illinois 60642, Attention: Keegan J. Bonebrake, facsimile number (312) 226-9120, and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Purchaser”), having an address at 18100 Von Karman, Suite 500, Irvine, California 92612, Attn: Ana Marie del Rio, Esq.; facsimile number (949) 852-0143.

RECITALS:

Seller is the fee owner of a parcel of real estate in Kansas City, Missouri, legally described on Exhibit A attached hereto and all buildings, structures, improvements and fixtures affixed or attached to such land thereon (the “Real Property”, which together with any and all appurtenances thereto and tangible and intangible property related thereto, including equipment and machinery, which is owned by Seller are herein collectively referred to as the “Property”), commonly known as “Prairie Walk Apartments”.

Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

Closing. Shall have the meaning set forth in Section 4.1 hereof.

Closing Date. The date that is thirty (30) days after the expiration of the Due Diligence Period, subject to postponement by Seller or Purchaser as provided in Section 3.3 or Purchaser as provided in Section 4.1.

Due Diligence Period. The period commencing on the date hereof and ending at 5:00 p.m. (C.S.T.) on the December 16, 2011.

Escrow Agent. First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attn: Reginald Cunningham (Phone # (312) 917-7260; Fax # (630) 799-8724; E-mail Address: recunningham@firstam.com).

Title Company. First American Title Insurance Company.

Title Period. The period commencing on the Effective Date and ending at 5:00 p.m. (C.S.T.) on the date that is ten (10) days prior to the expiration of the Due Diligence Period.

2. Sale; Purchase Price.

2.1 Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

2.2 The total purchase price (hereinafter called the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Six Million One Hundred Thousand and 00/100 Dollars ($6,100,000.00). The Purchase Price shall be payable in the following manner:

(a) Earnest Money. Purchaser shall, within two (2) business days after the Effective Date, deposit with the Escrow Agent, as escrow agent, the amount of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) (hereinafter called the “Earnest Money”) which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. Except as otherwise herein specifically provided, the Earnest Money shall become nonrefundable at the end of the Due Diligence Period unless this Agreement is terminated prior to the expiration of the Due Diligence Period. The Earnest Money shall be held and disbursed by the Title Company pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement (the “Earnest Money Escrow Agreement”). The Earnest Money shall be invested in a segregated federally issued or insured interest bearing instrument (which shall have no penalty for early withdrawal and shall not be commingled with any funds of the Title Company or any other person or entity) with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to whom the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. If Purchaser elects to terminate this Agreement prior to the Expiration of the Due Diligence Period pursuant to Section 3.2(b), the Earnest Money shall be returned to Purchaser by Escrow Agent within two business days of Escrow Agent’s and Seller’s receipt of Purchaser’s notice to terminate this Agreement pursuant to Section 3.2(b) without necessity of any consent of or notice by Seller to Escrow Agent pursuant to the Earnest Money Escrow Agreement. In the event of a default hereunder by Purchaser or Seller, a failure of a condition to closing, casualty or condemnation, or as otherwise provided herein, the Earnest Money, together with any interest thereon, shall be applied as provided herein.

(b) Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the “Cash Balance”) by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement, no later than 12:30 p.m. (C.S.T.) on the Closing Date.

3. Conditions Precedent.

3.1 Seller’s Deliveries. If not already provided to Purchaser prior to the Effective Date, Seller shall deliver within three (3) business days of the Effective Date or, solely with respect to the items set forth below that are difficult or costly to copy (due to size or volume), make available to Purchaser at the Property complete copies or original documents of the following items pertaining to the Property to the extent the same are available and in Seller’s (or any affiliate of Seller’s) control or possession:

(a) all leases, occupancy agreements, and amendments thereto referenced in Section 6.6 (the “Leases”), all files relating thereto including without limitation any other agreement incident or related thereto that affects the obligations of Seller and the affected tenant with respect to any such Lease, and each tenant contact sheet (with phone numbers), a schedule of all leases under negotiation or circulated for signature, Seller’s standard form of lease (including all addendums) and a current security deposit/resident ledger;

(b) 2010 and 2011 monthly rent rolls, and the current rent roll as set forth in Schedule 1 along with a secondary report listing the move in dates and the expiration dates of the Leases;

(c) each written and assignable service contract, license, permit, warranty (if assignable), equipment lease, construction contract and other agreement (but excluding any agreement providing for gas, electric, water and sewer service) relating to the Property (the “Service Contracts”) in effect as of the date of this Agreement;

(d) the existing owner’s title insurance policy;

(e) the existing survey of the Property (the “Existing Survey”);

(f) a copy of, or access to, the following: (i) the most current property condition report, (ii) the most current Phase I environmental report (and, if any, related to the most current Phase I environmental report, the most current Phase II environmental report) and (iii) the most current business licenses and (iv) current availability of utilities;

(g) copies of the unaudited financial statements for 2008, 2009 and 2010 relied upon and used by Seller in the normal course of Seller’s business, original operating income, expense, and capital expenditures records for the Property for the past 3 years and YTD for the current year;

(h) copies of any current termite inspections, and any written notice of violations relating to uncured violations, including but not limited to those regarding building and fire codes;

(i) copies of work order records for November 2010 through and including October 2011;

(j) disclosure of legal matters affecting the Property (including lawsuits) or collection of rent or deposits;

(k) copies of real estate and personal property tax statements and/or tax bills and valuation notices for past 3 years and current (including any appeals or notices of delinquency), and all certificates of insurance, copies of insurance policies and related invoices and premium amounts (2010 and YTD with check copies);

(l) copies of, or access to all general ledger records (which shall include the YTD cash receipts), and cash disbursement journals for the past two (2) years and YTD of the current year (in EXCEL if possible);

(m) insurance loss runs for the past 3 years;

(n) aging of accounts receivable and current staffing schedule;

(o) inventory of personal property to be included in proposed sale;

(p) trial balance for the past 2 years (year-end) and YTD of the current year (in EXCEL if possible);

(q) access to a reasonable number of 2010 and 2011 invoices (with payment support detail), 2010 lease agreements and amendments (with copies of back-up for rents received), and 2010 and/or 2011 payroll information (with detail support such as timecards, reimbursement calculations, contracts, etc) as selected by Purchaser’s auditors;

(r) a current list of all vendors and accounts payable (current and past 30 days, with updates through Closing);

(s) copies of any other contract (other than Service Contracts or documents provided under any other subsection hereof) Seller has entered into by which Purchaser will be bound after Closing or that otherwise will affect the Property after Closing; and

(t) copies of all utility bills (monthly for 2010 and YTD for current year).

Seller shall provide to Purchaser any documents described in this Section 3.1 continue to provide the same during the pendency of this Agreement with respect to times first coming into Seller’s (or its affiliates) possession or produced by or on behalf of Seller (or its affiliates) after the initial delivery.

In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller’s agent(s) to Purchaser or Purchaser’s agent(s). The foregoing provision shall survive termination of this Agreement for a period of one (1) year and shall constitute a Surviving Obligation.

3.2 Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property during normal business hours before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or its representatives, as authorized by Seller (with notice to Purchaser of such authorization, or located at the Property (collectively, “Due Diligence”). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2.

(a) Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than twenty-four (24) hours prior to such entry of vacant units and forty-eight (48) hours prior to such entry of occupied units; provided, however, inspections may not occur on Mondays, weekends, the 1st of any month or on the “accounting month end” (approximately the 20th of every month); (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(e) hereof. At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all commercially reasonable actions to ensure that neither it nor any of its representatives unreasonably interfere with the tenants at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen’s liens or other liens to be filed against the Property as a result of its Due Diligence.

(b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser’s sole discretion, to determine whether the Property is acceptable to Purchaser. Purchaser may, for any or no reason, terminate this Agreement by giving written notice of termination to Seller at any time prior to the expiration of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have elected to purchase the Property in accordance with the terms and conditions of this Agreement and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money and all interest earned thereon shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

(c) Purchaser shall, prior to the expiration of the Due Diligence Period, notify Seller in writing requesting termination of any or all of the Service Contracts, which are terminable upon thirty (30) days notice, that Purchaser does not elect to assume; any termination fee or other cost and expense relating to such termination shall be borne solely by Seller. If Purchaser does not timely give such notice requesting termination of a Service Contract, Purchaser shall be deemed to have accepted the assumption of and the costs to assume such Service Contracts. With respect to each Service Contract that Purchaser notifies Seller that it will not assume in accordance with the terms of the first sentence hereof, Seller shall notify the vendors under such Service Contract and, provided that Closing occurs hereunder, such Service Contract(s) shall terminate effective as of the date of Closing.

(d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, denied or delayed. Subject to the restrictions and conditions set forth in Section 18.13 below, Seller hereby acknowledges and agrees that Purchaser or Purchaser’s representatives may communicate with representatives of Fannie Mae and/or Freddie Mac to the extent that either Fannie Mae or Freddie Mac may provide financing to Purchaser to be secured by the Property, the local police department, the tax assessor’s office and any other applicable taxing authority and the building and zoning department, all in the normal course of diligence in connection with Purchaser’s acquisition of the Property pursuant to this Agreement.

(e) Purchaser agrees to indemnify, protect, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, claims, losses, damages, costs and expense (including, without limitation reasonable attorneys fees and court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith; provided, however, Purchaser shall not indemnify an Indemnified Party from such party’s gross negligence and/or willful misconduct; and provided further, however, that Purchaser shall not be responsible for any losses or expenses resulting from the discovery of adverse information regarding the Property unless such losses and/or expenses are caused by Purchaser’s and/or Purchaser’s employees’, consultants’, contractors’ or other agents’ gross negligence and/or willful misconduct. In the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property, to the extent permitted by applicable law. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence at the Property to maintain and have in effect commercial general liability insurance with (i) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate, for personal injury, including bodily injury and death, and property damage, and (ii) such insurance shall name Seller and The Borne Company, LLC as additional insureds. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller.

(f) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with the Property, and (ii) appraisals, assessments or other valuations of the Property in the possession of Seller.

(g) Section 3.2(e) and such other provisions in this Agreement designated as surviving shall survive Closing or any termination of this Agreement for a period of one (1) year. (All provisions of this Agreement which are designated as surviving Closing or termination of this Agreement are herein referred to as “Surviving Obligations”).

3.3 Title and Survey. Within five (5) days after the Effective Date, Seller shall obtain and deliver to Purchaser a commitment for a standard owner’s policy of title insurance (on an ALTA 2006 form) along with a copy of each instrument listed as an exception thereon (the “Title Commitment”) on the Real Property issued by the Title Company. As provided in Section 3.1 hereof, Seller shall deliver to Purchaser a copy of the Existing Survey. Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available. Purchaser may elect to obtain an update to the Existing Survey (the “Updated Survey”; the Existing Survey and the Updated Survey, if obtained, is referred to herein collectively as the “Survey”).

Purchaser shall have until the expiration of the Title Period for examination of Title Commitment and Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the expiration of the Title Period. If Purchaser shall fail to make any objections on or before the expiration of the Title Period, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term “Permitted Exceptions” as used herein. If any objections to the Title Commitment or Survey are made on or before the expiration of the Title Period, then Seller shall have the right, but not the obligation, to (w) cure (by removal, endorsement or otherwise) any or all of such objections on or before the Closing Date or (x) terminate this Agreement. Seller shall make the aforesaid election by giving notice to Purchaser on or before the date which is two (2) business days prior to the expiration of the Due Diligence Period. If no such notice from Seller concerning such election is received by Purchaser by such date, then Seller shall be deemed to have elected not to cure any such objections. If Seller does not elect to cure all of such objections, then Purchaser shall have the right prior to the expiration of the Due Diligence Period to terminate this Agreement, in which event the Earnest Money and all interest earned thereon shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations. If Purchaser does not so elect to terminate this Agreement, then Purchaser shall be deemed to have waived such objections and any objections that Seller has not agreed to cure shall be deemed to be “Permitted Exceptions”. If Seller does not cure by the Closing Date any objections that Seller has agreed to cure, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price; or (z) terminate this Agreement, in which event the Earnest Money and all interest earned thereon shall be returned to Purchaser, Seller shall pay to Purchaser an amount equal to Purchaser’s actual, third-party costs incurred from and after the date on which Seller agreed to cure such objections (but in no event to exceed $100,000), and neither party shall have any further obligations to the other party except for the Surviving Obligations.

Any new title information received by Seller or Purchaser after the expiration of the Title Period solely from a supplemental title report which is not the result of the acts or omissions of Purchaser or its agents, contractors or invitees (each, a “New Title Matter”) shall be subject to the same procedure provided in this Section 3.3 (and the date of Closing shall be extended commensurately if the Closing would have occurred but for those procedures being implemented for a New Title Matter), except that the Purchaser’s Title Period and Seller’s cure period for any New Title Matters shall be five (5) business days each. The Closing Date shall be delayed as needed to accommodate such additional time periods.

Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the date hereof without Purchaser’s consent.

4. Closing; Conditions; Deliveries.

4.1 Time, Place and Manner of Closing. The Closing shall be held on the Closing Date in the offices of the Title Company or at any location mutually acceptable to the parties. Notwithstanding anything herein to the contrary, Purchaser shall have the one-time right to postpone the Closing Date for up to thirty (30) days by delivering (i) written notice thereof to Seller on or before 5:00 p.m. (C.S.T.) on the date that is ten (10) days prior to the then-scheduled Closing Date, and (ii) concurrently with such notice, the sum of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) to Escrow Agent, which sum shall be held by Escrow Agent as additional Earnest Money and shall be applied toward the Purchase Price at the Closing or disbursed to the party otherwise entitled to the Earnest Money as provided in this Agreement. If Purchaser fails to timely deliver such notice and such additional Earnest Money, then Purchaser shall be deemed to have waived its right to postpone the Closing Date as provided herein.

4.2 Condition to Parties’ Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

(a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered; and

(c) As of the Closing Date, there shall exist no pending, or threatened (in writing) action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or that would otherwise materially and adversely affect Seller’s ability to perform its obligations under this Agreement.

4.3 Deliveries. At Closing each party shall execute and deliver to the other and/or the Escrow Agent the following documents:

(a) Seller shall deliver to Purchaser and/or the Escrow Agent no later than 11:00 a.m. (C.S.T.) on the date that is one (1) business day prior to the Closing Date:

(i) a special warranty deed (the “Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit C attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

(ii) a bill of sale duly executed by Seller and in substantially the same form as set forth in Exhibit D attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, including the personal property described on Schedule 3 attached hereto;

(iii) an assignment to Purchaser of the Leases duly executed by Seller and in substantially the same form as set forth in Exhibit E attached hereto;

(iv) an assignment to Purchaser of the Service Contracts being assumed hereunder as provided in Section 3.2(c) hereof (to the extent freely assignable) and any additional Service Contracts (to the extent freely assignable) being assumed hereunder entered into after the date hereof in accordance with Section 5.1(a)(ii), and (to the extent freely assignable) all plans, specifications, surveys, warranties, licenses, permits and other tangible and intangible personal property owned by Seller, including all trade names and logos owned by Seller, duly executed by Seller and in substantially the same form as set forth in Exhibit F attached hereto;

(v) a non-foreign transferor certification pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit G attached hereto (the “Affidavit”);

(vi) a certified resolution of Seller certifying that Seller has the legal power, right and authority to consummate the sale of the Property;

(vii) originals (or copies if originals are not available) of the leases and keys to the Property; and

(viii) Seller’s customary form of owner’s affidavit certified to the Title Company, which shall be sufficient to enable to Title Company to issue the owner’s policy of title insurance in the form required pursuant to Section 3.3 hereof.

(b) By no later than 11:00 a.m. (C.S.T.) on the date that is one (1) business day prior to the Closing Date (except with respect to (i) below which shall be delivered no later than 12:30 p. m. (C.S.T.) on the Closing Date), Purchaser shall deliver to Seller or the Escrow Agent:

(i) the Cash Balance, by wire transfer, as provided in Section 2.2(b) hereof;

(ii) an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii) and (iv); and

(iii) a certified resolution of Purchaser certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property.

(c) Seller and Purchaser shall jointly deliver to the Escrow Agent:

(i) A closing statement approved by both parties reflecting the Purchase Price, all prorations, and all closing costs as required under this Agreement;

(ii) All transfer declarations or similar documentation required by law;

(iii) Letters to the tenants of the Property in the form of Exhibit H attached hereto; and

(iv) Notices in substantially the form of Exhibit I attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

(d) The Escrow Agent shall deliver to Purchaser an unconditional commitment to issue a title policy in the form of the initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser’s fee simple title to the Real Property in an amount equal to the Purchase Price and removing all exceptions other than Permitted Exceptions.

(e) Each party shall deliver to Escrow Agent such duly executed and acknowledged or verified certificates, affidavits, and other usual closing documents as Escrow Holder may reasonably request. Each party shall deliver any additional documents that Escrow Agent may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of such party or result in any new or additional obligation, covenant, representation or warranty of such party under this Agreement beyond those expressly set forth in this Agreement).

4.4 Permitted Termination. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If Purchaser or Seller elects to terminate this Agreement in accordance with the aforesaid as a result of the other parties default hereunder, said party shall be entitled to the remedies provided in Section 17 below.

5. Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the “Proration Date”) in the manner hereinafter set forth:

5.1 Purchaser shall be credited with (i) the amount of all rents and other charges (except for the W&S Reimbursement (as defined below)) received by Seller and attributable to the period after the Proration Date, (ii) all unapplied refundable security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date, and (iii) all prepaid deposits for leases whose terms have not commenced as of the Closing Date.

5.2 All collected rents attributable to the period through the Proration Date shall be credited to Seller. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date.

5.3 Any amounts received from tenants after the Proration Date shall be applied on a tenant-by-tenant basis to unpaid amounts due from such tenant in the inverse order of their maturity (i.e., any amounts collected by Purchaser after the Proration Date shall first be applied to any current rental obligations of the payee, before application to any delinquent rentals); Purchaser having the right to retain all such rents applicable to the period after the Proration Date and Seller being entitled to all rents received for the period prior to the Closing Date. Seller shall have the right to pursue remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller for periods prior to the Closing Date, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents have not been collected by Purchaser and paid to Seller within three (3) months after the Closing Date. Any money due to Seller shall be remitted to Seller within five business days after the end of each month in which Purchaser receives such money.

5.4 Operating expenses, including, without limitation, permits, licenses, membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

5.5 Real estate taxes and personal property taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs on the basis of 100% of the tax bill(s) for the then current tax year, if such tax bills are then available, or, if not then available, on the basis of 100% of the most recent ascertainable tax bills, with a reapportionment as soon as the new amounts can be ascertained. Seller shall be entitled to any refund, rebate or other amount received from any taxing authority with respect to the period prior to and including the Proration Date.

5.6 Except for utilities billed directly to tenants and amounts reflected on a final meter reading, utilities shall be prorated as of the Proration Date based upon the prior month’s actual invoices (subject to reapportionment as provided in the last paragraph of this Section 5). All utility reimbursements shall be prorated as of the Proration Date and any amounts received by Purchaser after the Closing with respect to the period prior to the Closing Date shall be remitted to Seller within five (5) business days after receipt by Purchaser thereof.

5.7 All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

5.8 Purchaser shall not be entitled to any non-refundable deposits or fees paid by tenants or vendors.

5.9 Seller pays the water and sewer charges applicable to the Property. However, based upon the existing water and sewer service contract applicable to the Property, Seller receives a monthly reimbursement from each resident for such resident’s water and sewer usage. Such monthly reimbursement is based on the water and sewer usage incurred by each resident for the applicable prior ninety (90) day period. Notwithstanding anything to the contrary in this Section 5, at Closing, Purchaser shall pay $10,000.00 (the “W&S Reimbursement”) to Seller to reimburse Seller for the water and sewer payment for the period prior to Closing.

5.10 On the Closing Date, Seller shall deliver to Purchaser all inventories of supplies on hand at the Property owned by Seller, if any, at no additional cost to Purchaser.

5.11 Any leasing commissions with respect to the Leases shall be the sole responsibility of Seller, and shall be paid or discharged fully at or prior to Closing.

5.12 Not more than forty-eight (48) hours prior to the Closing Date, a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to confirm that such unoccupied rental units are in “rent ready” condition. With respect to any rental unit which is vacated on or before five (5) business days prior to Closing and is not in “rent ready” condition, Seller shall, at Seller’s option, either (i) make such unoccupied rental unit into a “rent ready” condition, or (ii) provide Purchaser with a credit against the Purchase Price due at Closing, which credit shall be equal to the amount (to be reasonably estimated and agreed upon by Purchaser and Seller), if any, reasonably required to put said unoccupied rental units in “rent-ready” condition, provided, however, that such credit shall not exceed One Thousand Dollars ($1,000.00) per unoccupied rental unit. With respect to any rental unit that is vacated later than five (5) business days prior to Closing, Seller shall have no responsibility or liability to put such unoccupied rental unit into a “rent ready” condition, and Seller shall not have to compensate Purchaser if such unit is not “rent ready” as of the Closing Date. “Rent ready” condition shall mean Seller’s current practice of placing units in “rent ready” condition at the Property.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and eighty (180) days after the Closing Date (or such longer period as may be necessary, but not to exceed one (1) year with respect to real estate and personal property taxes), and thereafter, all prorations shall be final.

6. Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

6.1 Power. Seller is a limited liability company duly incorporated and organized and validly existing and in good standing under the laws of the State of Delaware. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

6.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

6.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

6.4 Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.5 Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

6.6 Title. Based solely upon Seller’s existing title policy for the Property issued by First American Title Company, to Seller’s knowledge, Seller has good and indefeasible title to the Real Property.

6.7 Leases. Seller has delivered or made available to Purchaser copies of all Leases in effect as of the date hereof. Except as disclosed to Purchaser, to the knowledge of Seller, the Leases are in full force and effect and the full current rent is accruing thereunder. To Seller’s knowledge, (i) Seller has received no written notice from any tenant under the Leases claiming any breach or default by Seller under any of the Leases, (ii) there is no existing material breach or default by the landlord under the Leases and, to Seller’s knowledge, no event has occurred or condition exists which, with or without notice or the passage of time, or both, would constitute a material breach or default by the landlord under the Leases, and (iii) Seller has not sent any written notices of default to any tenants under the Leases that are not shown on Schedule I. There are no leasing commissions or other commissions, fees or compensation presently owed or which will become due and payable to the applicable lessee with respect to any of the Leases or which could become due and payable to the applicable lessee in the future upon the exercise of any right or option contained in any of the Leases. No monthly rent has been paid more than one (1) month in advance (except as otherwise expressly permitted or required pursuant to the terms of the Lease and/or as included in the items delivered to Purchaser pursuant to Section 3.1(m) hereof) and no security deposit or prepaid rent has been paid except as otherwise disclosed in Schedule I. To Seller’s actual knowledge, as of the date set forth thereon, (i) the rent roll attached hereto as Schedule I (“Rent Roll”) lists all existing Leases related to the Property, and (ii) the information set forth on the Rent Roll with respect to rent, deposits, delinquencies and credits is true and correct, except for such inaccuracies which are not material when taken in the aggregate. To Seller’s actual knowledge, as of the date set forth thereon, (A) the rent roll to be delivered to Buyer in connection with the Closing will list all then-existing Leases related to the Property and (B) the information set forth on such rent roll with respect to rent, deposits, delinquencies and credits will be true and correct, except for such inaccuracies which are not material when taken in the aggregate.

6.8 Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the Service Contracts as of the date of this Agreement which shall be updated by Seller prior to Closing, if necessary, to reflect any additional Service Contracts entered into by Seller as provided in Section 15(a).

6.9 Personal Property. To Seller’s knowledge, all of the Personal Property is described in Schedule 4 attached hereto, which is a materially accurate and materially complete list of all tangible and intangible personal property owned by Seller relating to the ownership, management, operation, maintenance or repair of the Real Property. All of the Personal Property is located at the Real Property.

6.10 Diligence. Seller has no reason to believe that the documents delivered to Purchaser pursuant to Section 3.1 hereof are inaccurate or incomplete in any material respect and Seller relies upon such documentation in the normal course of Seller’s business. Seller has no reason to believe that there is any material information in its possession or control which is commercially reasonable to provide that it has nevertheless failed to provide or grant access to Purchaser. Seller has no reason to believe that the roof and the foundation of the Property are not in good working order and repair and sound operating condition.

6.11 Notices. Seller has not received any uncured notice of violation of any applicable zoning, land-use, building, health, fire, safety, access and accommodations for the physically handicapped, subdivision, energy and resource conservation and similar laws, statutes, rules, regulations and ordinances or any covenants, conditions and restrictions with regard to the Property or its present uses or applicable environmental laws. No general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation or eminent domain action or proceeding of any kind is pending or, to Seller’s knowledge, threatened, with respect to the Real Property or any part thereof.

6.12 Litigation. Except as set forth on Schedule 3, no litigation has been served upon Seller, nor to the best of the Seller’s knowledge has been filed, or threatened in writing, affecting the Seller’s ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller prior to Closing, if necessary.

6.13 Taxes. To Seller’s knowledge, there is no legal or administrative action or proceeding pending to contest or appeal the amount of real property taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property tax purposes.

6.14 Anti-Terrorism. Seller is not any of the following: (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (herein called the “Executive Order”); (ii) a person or entity directly (or, to Seller’s knowledge, indirectly) owned or controlled by, or directly (or, to Seller’s knowledge, indirectly,) acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (herein called “OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC, or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv).

6.15 ERISA. Seller does not hold any “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), of any “employee benefit plan” as defined in Section 3(3) of ERISA. As used herein “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

6.16 Environmental. To Seller’s knowledge, there are no Hazardous Substances present in, on or under the Real Property in violation of applicable laws. “Environmental Laws” shall mean all applicable federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, relating to or regulating environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Hazardous Substance Account Act. “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater, in violation of Environmental Laws.

6.17 Insolvency. Seller has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceeding for the relief of debts in general, nor has any such proceeding been instituted by or against Seller.

Seller shall indemnify, protect and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys’ fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 6. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing and updated if necessary (provided, however, that any material change, as determined by Purchaser in a commercially reasonable manner, shall entitle Purchaser to terminate this Agreement and receive a refund of the Earnest Money and, to the extent that such material change is due to any action or inaction of Seller or any affiliate, employee, representative or agent thereof, any actual third-party costs incurred by Purchaser after the Effective Date but in no event to exceed $100,000), and said warranties and representations as so remade and updated, and the indemnity obligation set forth in herein shall survive Closing, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be effective only if a Closing shall occur and shall be deemed waived unless Purchaser has (i) delivered to Seller written notice of such claim prior to the date which is one (1) year after the Closing Date, and (ii) filed suit within two (2) months after delivery to Seller of any such notice of claim (the requirements for pursuing any claim against Seller as set forth in the foregoing clauses (i) and (ii) are herein referred to as “Claims Requirements”).

As used in this Section 6, the term “to Seller’s knowledge” “actual knowledge” or “best of Sellers knowledge” or words of similar import (i) shall mean the actual (and not imputed) knowledge of Keegan J. Bonebrake and Carmen Rodriguez, the on-site property manager at the Property, and not to any other persons, without any investigation or inquiry of any kind, and (ii) shall not mean such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees.

Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the “Representations”) which are made by Seller herein or in any of the documents or instruments delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, members, partners, or affiliates had actual knowledge of such breach by Seller (including, without limitation, knowledge gained by Purchaser in the course of its Due Diligence as to a fact or circumstance which, by its nature, clearly indicates that a Representation was or has become untrue or inaccurate) at Closing where Purchaser elects to proceed to close the transaction contemplated by this Agreement, and Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby.

7. Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL

MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8. Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as of the date of this Agreement and as of the Closing Date as follows:

8.1 Power. Purchaser is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of California. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

8.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained or shall not be obtained prior to the Closing Date to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

8.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

8.4 Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

8.5 Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

8.6 Litigation. No litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind has been served upon Purchaser, nor to the best of the Purchaser’s knowledge has been filed, or threatened in writing, affecting the Purchaser’s. ability to consummate the transaction contemplated by this Agreement.

8.7 Indemnity. Purchaser shall indemnify, protect and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys’ fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8. The warranties and representations set forth in this Section 8 shall be deemed remade and updated, if necessary, as of Closing and the warranties, representations and indemnities shall survive Closing, provided that any claim by Seller based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 8 shall be effective only if a Closing shall occur and shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to the date which is one (1) year from the Closing Date and (ii) filed suit within six (6) months after delivery to Purchaser of any such notice of claim.

9. Closing Costs. Seller shall pay the following expenses: (a) the cost to obtain a standard owner’s title policy (with no deletions of exceptions, modifications, special coverages or endorsements, other than those necessary pursuant to Section 3.3 to remove an objection that Seller has agreed to cure) (“Seller’s Title Insurance Cost”); (b) the costs to obtain the Existing Survey; (c) one-half of all closing escrow fees, including “New York Style” closing fees; (d) one-half of the cost to record the Deed; and (e) Seller’s legal fees and expenses. Purchaser shall pay the following expenses: (a) all title insurance and title policy costs other than Seller’s Title Insurance Costs; (b) the costs to obtain the Updated Survey; (c) one-half of all closing escrow fees, including “New York Style” closing fees; (d) one-half of the cost to record the Deed; (e) all recording (other than the cost of recording the Deed), transfer, stamp and conveyance fees, taxes and charges; (f) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (g) all costs and expenses associated with Purchaser’s financing, if any; and (h) Purchaser’s legal fees and expenses. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

10. Commissions. Seller shall be solely responsible for the payment of the commission to Hendricks & Partners. Seller and Purchaser each warrant and represent to the other that (other than Hendricks & Partners) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless against any claim for brokerage commissions, compensation or fees by any other broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing.

11. New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the title policy or marked-up title commitment described in Section 4.3(d) and the payment of the Purchase Price. Seller and Purchaser agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed, but rather, upon the agreement by the Title Company to issue the title policy in the form required by this Agreement. Seller and Purchaser shall each provide any undertaking to the Title Company necessary to accommodate the New York Style Closing.

12. Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

13. Notice. All notices, demands, deliveries and communications (a “Notice”) under this Agreement shall be delivered or sent by: (i) personal delivery, (ii) first class, registered or certified mail, postage prepaid, return receipt requested, (iii) nationally recognized overnight carrier, or (iv) facsimile with original Notice sent via overnight delivery, in each case addressed to the address of the party in question set forth below and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (w) when delivered as provided in clause (i) above, (x) three (3) business days after being mailed as provided in clause (ii) above, (y) one (1) business day after delivery to the overnight carrier as provided in clause (iii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 p.m. (Chicago, Illinois Time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iv) above.

Notices to Seller:	Keegan J. Bonebrake Prairie Walk, LLC c/o The Borne Company, LLC 832 West Superior Street, Suite 301 Chicago, Illinois 60642 Facsimile No. (312) 226-9120

with copy to:	Heidi J. Azulay DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601 Facsimile No. (312) 630-7321

Notices to Purchaser:	Steadfast Asset Holdings, Inc. 18100 Von Karman, Suite 500 Irvine, California 92612 Attn: Ana Marie del Rio, Esq. Fax No.: (949) 852-0143

with a copy to:	Katten Muchin Rosenman LLP 2900 K Street NW, North Tower - Suite 200 Washington, DC 20007-5118 Attn: Virginia Davis, Esq. Fax: (202) 298-7570

14. Fire or Other Casualty; Condemnation.

14.1 If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of 10% of the Purchase Price to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to the other party given on or before twenty (20) days following such casualty. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and the Escrow Agent shall promptly return all Earnest Money to Purchaser upon receipt of Purchaser’s notice to terminate hereunder. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than the amount set forth in the first sentence of this Section 14.1, then the Closing shall take place as herein provided, Purchaser shall receive a credit against the Purchase Price in the amount set forth in the next sentence of this Section 14.1 and Seller shall assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. At the Closing, (a) in connection with an insured loss, Seller shall credit against the Purchase Price the amount of the lesser of (i) the deductible of any of Seller’s applicable insurance policies less the total amount of all costs and expenses incurred by Seller in connection with the applicable casualty including, but not limited to, making emergency repairs, securing the Property and complying with applicable governmental requirements, or (ii) the Estimated Restoration Amount, and (b) in connection with an uninsured loss, Seller shall credit against the Purchaser Price the Estimated Restoration Amount. For purposes hereof, “Estimated Restoration Amount” shall be the cost to repair such casualty, as determined by an insurance adjuster selected by the insurance carriers less the total amount of all costs and expenses incurred by Seller in connection with the applicable casualty including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Notwithstanding the foregoing, if a casualty occurs and neither party elects to terminate hereunder, then Seller shall notify Purchaser prior to Seller expending any funds to make any repairs to the Property related to such casualty and such expenditures shall be subject to the approval of Purchaser, such approval shall not be unreasonably withheld, conditioned or delayed, and provided further, however, that no such approval shall be required in connection with Seller’s expenditures relating to securing the Property, emergency repairs and/or repairs required in order to comply with any applicable governmental requirements and/or laws.

14.2 If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before twenty (20) days after such taking, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and the Escrow Agent shall promptly return all Earnest Money to Purchaser upon receipt of Purchaser’s notice to terminate hereunder. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest in and to all condemnation awards paid or payable to Seller.

14.3 If necessary, the Closing Date shall be postponed until Seller has given the notice to Purchaser required by Section 14.1 or Section 14.2, as applicable, and the period of twenty (20) days described therein has expired.

15. Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

(a) after the date hereof through the Closing, neither Seller nor any affiliate of Seller will (except as specifically provided to the contrary herein):

(i) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

(ii) Refrain from entering into or amending any Service Contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

(iii) Continue to operate, maintain, and repair the Property in a manner consistent with Seller’s current practices (including, without limitation, maintenance of substantially the same advertising and marketing programs for the Real Property in effect as of the date of this Agreement);

(iv) Comply with all of the material terms of the Leases, the Service Contracts and comply with all applicable laws, and promptly provide to Purchaser copies of all written notices received by Seller asserting any breach or default under the Leases or the Service Contracts or any violation of laws, statutes, rules, regulations or ordinances applicable to the Real Property or the Personal Property;

(v) Refrain from offering the Property for sale or marketing the same;

(vi) Deliver to Purchaser each month during the term of this Agreement a rent roll;

(vii) (A) Enter into new leases or amend, modify or terminate existing Leases, only on market terms consistent with Seller’s current practices or, solely with respect to amending, modifying or terminating existing Leases, to the extent set forth in the existing Leases or as required by law, and (B) refrain from amending, modifying or terminating any of the existing Leases without the prior approval of Purchaser, which approval may not be unreasonably withheld by Purchaser; provided, however, (1) that any Leases which are either executed or renewed on a month-to-month basis and which are consistent with the current leasing practices of Seller, including, without limitation, current rental rates, shall be deemed to be automatically approved by Purchaser, and (2) that such approval shall not required for amendments and/or modifications that are not material and/or are administrative in nature;

(viii) Promptly notify Purchaser in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property which is instituted after the date hereof;

(ix) Keep in force the insurance coverages at levels currently in place for the Property; and

(x) Promptly after Seller receives any written notice notifying Seller or after Seller has actual knowledge that a Release of Hazardous Substances has occurred in, on or under the Real Property (or any nearby real property which is reasonably likely to migrate to the Real Property) or that there is a violation of any Environmental Laws at the Real Property, Seller shall give Purchaser a copy of such written notice received by Seller (or information pertaining to such Release, if based upon Seller’s actual knowledge rather than written notice).

16. Assignment.

(a) Purchaser shall have the right to assign its rights and obligations under this Agreement to a single purpose entity that is, directly or indirectly, controlled by or under common control with Purchaser, provided that (i) at least ten (10) days prior to the Closing Date, Purchaser delivers written notice of such assignment to Seller, and (ii) at Closing, Purchaser and such entity execute and deliver to Seller a document by which Purchaser assigns, and such new entity assumes, all of the duties and obligations of Purchaser under this Agreement. Except for the assignment permitted under the previous sentence, Purchaser shall not assign this Agreement without Seller’s prior written consent, which consent (i) may be withheld for any reason or no reason, and (ii) in all events, shall be conditioned upon Seller’s receipt of a duly executed document by which Purchaser assigns, and such new entity assumes, all of the duties and obligations of Purchaser under this Agreement.

(b) Upon any assignment that is permitted or consented to under this Agreement, Purchaser shall remain liable to Seller for the performance of the obligations of “Purchaser” hereunder. Subject to the provisions of Section 16(a), this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns.

17. Remedies.

(a) (i) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER’S DEFAULT, OR IN THE CASE WHERE SELLER SHALL OTHERWISE BREACH ANY MATERIAL COVENANT, AGREEMENT OR REPRESENTATION OF THIS AGREEMENT PRIOR TO CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER MAY, AS ITS SOLE AND EXCLUSIVE REMEDY BE ENTITLED TO SEEK, AT ITS ELECTION, EITHER: (A) THE REMEDY OF SPECIFIC PERFORMANCE, OR (B) A TERMINATION OF THIS AGREEMENT AND A REFUND OF THE EARNEST MONEY AND RECOVERY OF PURCHASER’S REASONABLE AND ACTUAL OUT-OF-POCKET COSTS (DOCUMENTED BY PAID INVOICES TO THIRD PARTIES) INCURRED WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DESCRIBED HEREIN AND THE DUE DILIGENCE PERFORMED IN CONNECTION HEREWITH, NOT TO EXCEED $100,000.00 IN THE AGGREGATE, FOR ALL RECOURSE OF PURCHASER UNDER THIS AGREEMENT, OR (C) WAIVE SAID FAILURE OR BREACH AND PROCEED TO CLOSING WITHOUT ANY REDUCTION IN THE

PURCHASE PRICE. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

(ii) PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS SIXTY (60) DAYS AFTER THE DATE OF SELLER’S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS FORTY-FIVE (45) DAYS AFTER THE DATE OF PURCHASER’S NOTICE.

(iii) PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE , OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

(b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER’S DEFAULT, LITIGATION WHICH PROHIBITS SELLER FROM SELLING THE PROPERTY TO PURCHASER, OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S LOSS IN THE EVENT OF PURCHASER’S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER’S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT

SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE ESCROW AGENT UPON RECEIPT OF WRITTEN NOTICE FROM SELLER THAT PURCHASER HAS DEFAULTED UNDER THIS AGREEMENT, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION.

18. Miscellaneous.

18.1 Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail; provided, however, the provisions set forth in the Confidentiality and Access Agreement dated as of November 16, 2011 by and between Seller and Purchaser (the “Confidential Agreement”) setting forth Purchaser’s requirement to keep the Confidential Information (as defined in the Confidential Agreement) confidential, shall be deemed included in this Agreement and shall control. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

18.2 Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located), the time for performance shall be extended to the next succeeding business day.

18.3 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Electronic, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.

18.4 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF MISSOURI AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI.

18.5 Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use commercially reasonable efforts to prevent disclosure of this transaction except that either party may disclose any and all information as follows: (i) disclosure only to the extent reasonably necessary to such party’s representatives in connection with the transactions contemplated hereby or, after the Closing Date, for the operation of the Property; (ii) disclosure required by law or by regulators, including in response to a subpoena or similar process or as part of a filing required to be made under securities laws; (iii) disclosure in connection with litigation to enforce the terms of this Agreement; (iv) disclosure by a party required to satisfy a condition precedent to Closing; and (v) after the Closing Date, the fact of the purchase of the Property, the Purchase Price, the identity of the other party (but not the members thereof) and other publicly available information.

18.6 Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

18.7 Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement and in the Purchase Documents (as defined in Section 19) with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

18.8 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

18.9 Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated; provided, however, no such additional documents and/or instruments shall expand any obligation, covenant, representation or warranty of such party or result in any new or additional obligation, covenant, representation or warranty of such party under this Agreement beyond those expressly set forth in this Agreement.

18.10 Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

18.11 Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

18.12 Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

18.13 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency (other than Fannie Mae or Freddie Mac, to the extent that either of the foregoing may provide financing to Purchaser to be secured by the Property), or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

18.14 No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

18.15 Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations. No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations.

19. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the “Purchase Documents”), it is expressly understood and agreed by and between the parties hereto that from and after the Closing: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity, assignment or agreement contained in any of the Purchase Documents (collectively, “Seller’s Undertakings”) shall be limited to an amount not to exceed $250,000 (or, if the sale of this transaction is required to be reversed, solely as a result of a breach under this Agreement by Seller, and such reversion causes Purchaser to pay a mandatory prepayment fee to its lender (and/or a governmental agency), under the mortgage financing obtained by Purchaser in connection with the acquisition of the Property, such higher amount equal to such mandatory prepayment fee paid by Purchaser to its lender (and/or governmental agency)) in the aggregate of all recourse of Purchaser under the Purchase Documents; (ii) Seller shall have no liability for any of Seller’s undertakings unless the Claims Requirements are satisfied; and (iii) no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller, or against any of its employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller.

20. Record Retention; Audit. Seller shall provide to Purchaser (at Purchaser’s sole cost and expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus one (1) prior calendar year (provided, however, such audit shall not include an audit of management fees or interest expenses attributable to the Seller). Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, to the extent in Seller’s (or its affiliates) possession or control, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical unaudited financial statements (such financing statements to be relied upon and used by Purchaser in the normal course of Seller’s business) for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s sole cost and expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit provided that such information is in Seller’s (or its affiliates) possession or control, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s obligation to maintain its records for use under this paragraph shall be an on-going condition to Purchaser’s obligation; provided, however that Seller shall only be required to maintain its records for use under this paragraph for a period of one (1) year after the Closing Date and Seller and it’s agents, employees, accountants shall only be required to provide information pursuant to this Section 20 for a period of one (1) year after the Closing Date. Purchaser agrees to indemnify and hold harmless Seller and the Indemnified Parties from any claim, damage, loss, or liability to which Seller or any Indemnified Party is at any time subjected by any person as a result of Seller’s or Seller’s representatives’, employees’, agents, and/or accountants’ compliance with this Section 20. The provisions of this Section shall survive Closing and the provisions relating to Purchaser’s reimbursement of Seller and the indemnity of Seller and/or any other Indemnified Party, shall survive Closing or the termination of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above stated.

SELLER: PRAIRIE WALK, LLC, a Delaware limited liability company

By:	SP KC Fund I, LLC, an Illinois limited liability company

	By:	Sibley Partners KC, LLC, an Illinois limited liability company

		By:	/s/ Keegan Bonebrake
Name: Keegan Bonebrake
Title: Managing Member

PURCHASER: STEADFAST ASSET HOLDINGS, INC., a California corporation

By:	/s/ Ana Marie del Rio
Name: Ana Marie del Rio
Title: Vice President

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Kansas City, County of Jackson, State of Missouri, described as follows:

LOTS 1, 2 AND 3, HILLSIDE PARK, A SUBDIVISION IN KANSAS CITY, JACKSON COUNTY, MISSOURI, AS CLARIFIED BY SURVEYOR’S AFFIDAVIT RECORDED FEBRUARY 14, 1983, AS DOCUMENT NO. K-549890 IN BOOK K-1193 AT PAGE 1971.

A-1

EXHIBIT B

FORM OF EARNEST MONEY ESCROW AGREEMENT

FIRST AMERICAN TITLE INSURANCE COMPANY

30 N. LaSalle, Suite 2700	Phone: (312) 917-7260
Chicago, IL 60602	Fax: (866) 390-7306
Attention: Reginald Cunningham

Escrow No.:____________	Re: Prairie Walk Apartments
Date: ______________, 2011	Kansas City, Missouri

STRICT JOINT ORDER ESCROW

The accompanying One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) is deposited with First American Title Insurance Company as Escrow Agent to be delivered by it only upon the joint order of the undersigned or their respective legal representatives or assigns.

First American Title Insurance Company, as Escrow Agent, is hereby expressly authorized to disregard, in its sole discretion, any and all notices or warnings given by any of the parties hereto unless given by both Purchaser and Seller, or given by any other person or corporation, but the said Escrow Agent is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court with or without jurisdiction, and in case the said Escrow Agent obeys or complies with any such order, judgment or decrees of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow, to which said Escrow Agent is or may at any time become a party, it shall have a lien on the contents hereof for any and all costs, attorneys’ fees, whether such attorneys shall be regularly retained or specially employed, and any other expenses which it may have incurred or become liable for on account thereof, and it shall be entitled to reimburse itself therefore out of said deposit, and the undersigned jointly and severally agree to pay said Escrow Agent upon demand all such costs, fees and expenses so incurred.

In no case shall the above mentioned deposits be surrendered except on an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order of court as aforesaid; provided, however, that if Escrow Agent receives a written order signed by Purchaser requesting the release of such deposits prior to December 16, 2011, Seller’s written instructions to release such deposit shall not be required and Escrow Agent shall release such deposit to Purchaser within two (2) business days of receipt of such written order.

Deposits made pursuant to these instructions shall be invested in federally issued or insured interest bearing instrument(s) on behalf of any party or parties thereto; provided, that any direction to Escrow Agent for such investment shall be expressed in writing and contain the consent of all the parties to this escrow, and also provided that Escrow Agent is in receipt of the tax payer’s identification number and investment forms as required. Escrow Agent will, upon request, furnish information concerning its procedures and fee schedules for investment.

Except as to deposits of funds for which Escrow Agent has received express written direction concerning investment or other handling, the parties hereto agree that the Escrow Agent shall be under no duty to invest or reinvest any deposits at any time held by it hereunder. Escrow Agent may not commingle such deposits with other deposits or with its own funds or use any part or all such funds for its own benefit. Nothing herein shall diminish Escrow Agent’s obligation to apply the full amount of the deposits in accordance with the terms of the Agreement of Purchase and Sale dated November 30, 2011. In the event the Escrow Agent is requested to invest deposits hereunder, Escrow Agent is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investment for the purposes of these escrow instructions.

PURCHASER:

STEADFAST ASSET HOLDINGS, INC.,

a California corporation

Signed By:
Name:
Its:

Address – 18100 Von Karman, Suite 500, Irvine, California 2612, Attn: Ana Marie del Rio, Esq.

Purchaser’s Federal Tax Identification Number:

SELLER:

PRAIRIE WALK, LLC, a Delaware limited liability company

By:	SP KC Fund I, LLC, an Illinois limited liability company

	By:	Sibley Partners KC, LLC, an Illinois limited liability company

By:
Name:
Title:

Address - c/o The Borne Company, LLC, 832 West Superior Street, Suite 301, Chicago, Illinois 60642, Attention: Keegan J. Bonebrake

ACCEPTED:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

EXHIBIT C

SPECIAL WARRANTY DEED [subject to revisions to comply with applicable law]

THIS INDENTURE, made as of the ___ day of _________, 2011 by and between _______________, an _____________, party of the first part, and ____________, a ________, party of the second part, WITNESSETH, that the party of the first part, for and in consideration of the sum of Ten and No/100 Dollars in hand paid by the party of the second part, the receipt whereof is hereby acknowledged, by these presents does GRANT, BARGAIN, SELL, REMISE, RELEASE AND CONVEY unto the party of the second part, and to its successors and assigns, FOREVER, the following described real estate, situated in the County of _______ and State of ________ known and described as follows, to wit:

See Exhibit “A” attached hereto and made a part hereof.

Together with all of the party of the first part’s right, title and interest in the improvements, hereditaments, easements and appurtenances thereunto belonging, or in anyway appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, either in law or equity, of, in and to the above described premises, with the improvements, hereditaments, easements and appurtenances (collectively, the “Property”): TO HAVE AND TO HOLD the Property, unto the party of the second part, its successors and assigns forever.

And the party of the first part, for itself, and its successors, does covenant, promise and agree, to and with the party of the second part, its successors and assigns, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as provided on Exhibit B, and WILL WARRANT AND DEFEND against all persons lawfully claiming or to claim the same, by through or under it, but not otherwise, subject to the matters listed on Exhibit B:

Permanent Real Estate Index Number(s):

Address(es) of real estate:

C-1

This instrument was prepared by:

Mail to:	Send Subsequent tax bills to:

IN WITNESS WHEREOF, said party of the first part has executed this Special Warranty Deed as of the date first above written.

PRAIRIE WALK, LLC, a Delaware limited liability company

By:	SP KC Fund I, LLC, an Illinois limited liability company

	By:	Sibley Partners KC, LLC, an Illinois limited liability company

By:
Name:
Title:

STATE OF ___________    )

                                               ) SS.

COUNTY OF _________    )

I, the undersigned, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY, that the above named _____________ of ______________, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such __________________, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.

Given under my hand and Notary Seal, this ____ day of ___________, 2011.

Notary Public

C-2

EXHIBIT D

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that PRAIRIE WALK, LLC, a Delaware limited liability company (“Seller”) in consideration of Ten and 00/00 Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, quit claim and set over unto ______________, a _______________ (“Purchaser”) all furniture, furnishings, fixtures, equipment and other personal property owned by Seller and set forth on Exhibit A attached hereto and made a part hereof located at, on and about the real estate commonly known as Prairie Walk (the “Premises”) and any and all other tangible personal property owned by Seller and located at, on and about the Premises(collectively, the “Personal Property”).

TO HAVE AND TO HOLD the Personal Property unto Purchaser and Purchaser’s legal representatives, successors and assigns forever.

ALL WARRANTIES OF QUALITY OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXPRESSLY EXCLUDED. THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN “AS IS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER.

IN WITNESS WHEREOF, Seller has signed this Bill of Sale at _________, ________ this _____ day of ________________, 2011.

SELLER:

By:	______________________________________,
a _____________________________________

By:
Name:
Its:

D-1

EXHIBIT A

(BILL OF SALE)

LIST OF PERSONAL PROPERTY

A-1

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF LEASES

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PRAIRIE WALK, LLC, having its principal office c/o The Borne Company, LLC, 832 West Superior Street, Suite 301, Chicago, Illinois 60642, Attention: Keegan J. Bonebrake (“Assignor”), hereby sells, transfers, assigns and sets over unto ______________________, a ______________________ (“Assignee”), its legal representatives, successors and assigns all of Assignor’s right, title and interest in, to and under (a) those certain leases referred to on Exhibit A attached hereto and made a part hereof (the “Leases”) affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as _____________, _____________ (the “Property”), including, without limitation, all unapplied refundable security deposits thereunder and (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee , dated as of November 30, 2011; the “Agreement”).

Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases arising from and after the Closing Date (including the return of any security deposits referenced therein actually received by or credited to Purchaser from Seller), and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring prior to the Closing Date, provided that any claim made by Assignee hereunder: (a) shall be deemed waived unless Assignee has satisfied the Claims Requirements (as defined in the Agreement), and (b) shall be subject to the limitations of Section 19 of the Agreement.

This Assignment and Assumption of Leases shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, successors and assigns.

E-1

This Assignment and Assumption of Leases may be executed in counterparts, and as so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this ____ day of ___________, 2011.

ASSIGNOR: PRAIRIE WALK, LLC, a Delaware limited liability company

By:	SP KC Fund I, LLC, an Illinois limited liability company

	By:	Sibley Partners KC, LLC, an Illinois limited liability company

By:
Name:
Title:

ASSIGNEE:
____________________________, a _______

By:
Name:
Its:

E-2

EXHIBIT A

(TO ASSIGNMENT AND ASSUMPTION OF LEASES)

LIST OF LEASES

A-1

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF CONTRACTS,

LICENSES AND PERMITS

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PRAIRIE WALK, LLC, having its principal office c/o The Borne Company, LLC, 832 West Superior Street, Suite 301, Chicago, Illinois 60642, Attention: Keegan J. Bonebrake (“Assignor”), hereby sells, transfers, assigns and sets over unto ______________________, a ______________________ (“Assignee”), its legal representatives, successors and assigns effective as of the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of November 30, 2011; the “Agreement”) all of Assignor’s right, title and interest in, to and under (a) those agreements referred to on Exhibit A attached hereto and made a part hereof (the “Contracts”) affecting the real estate legally described in the Agreement and commonly known as _____________, _____________ , (the “Property”) and (b) all licenses, warranties, permits, plans and other intangible personal property owned by Assignor, freely assignable and relating to the construction, use and operation of the Property.

Assignee does hereby accept the foregoing Assignment and Assumption of Contracts, Licenses and Permits and does hereby assume, without exculpation, as of the Closing Date, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Contracts arising from and after the date hereof, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original party thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Contracts, as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Contracts, as to events occurring prior to the Closing Date, provided that any claim made by Assignee hereunder: (a) shall be deemed waived unless Assignee has satisfied the Claims Requirements (as defined in the Agreement); and (b) shall be subject to the limitations set forth in Section 19 of the Agreement.

This Assignment and Assumption of Contracts, Licenses and Permits shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

F-1

This Assignment and Assumption of Contracts, Licenses and Permits may be executed in counterparts, and as so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts, Licenses and Permits this ____ day of _______________, 2011.

ASSIGNOR: PRAIRIE WALK, LLC, a Delaware limited liability company

By:	SP KC Fund I, LLC, an Illinois limited liability company

	By:	Sibley Partners KC, LLC, an Illinois limited liability company

By:
Name:
Title:

ASSIGNEE:
____________________________, a _______

By:
Name:
Its:

F-2

EXHIBIT A

(TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS,

LICENSES AND PERMITS)

LIST OF CONTRACTS

A-1

EXHIBIT G

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by PRAIRIE WALK, LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

1.

Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder);

2.	Transferor’s U.S. employer identification number is _______________; and

3.	Transferor’s address is c/o The Borne Company, LLC, 832 West Superior Street, Suite 301, Chicago, Illinois 60642.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Transferor.

Dated: ____________________, 2011

Transferor: PRAIRIE WALK, LLC, a Delaware limited liability company

By:	SP KC Fund I, LLC, an Illinois limited liability company

	By:	Sibley Partners KC, LLC, an Illinois limited liability company

By:
Name:
Title:

G-1

EXHIBIT H

FORM OF TENANT NOTIFICATION LETTER

____________, 2011

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED/OR HAND DELIVERY

[Tenant]

Re: [PROPERTY NAME]

Dear Tenant:

You are hereby advised that the above referenced property in which you are a tenant was sold and your lease was assigned and transferred effective as of the date of this letter to ______________, a ________________ (the “Purchaser”). Your security deposit and advance rental, if any, has been transferred to the Purchaser, whose address is set forth below. The above referenced property will be managed by [MANAGEMENT COMPANY] and all checks for rent and other charges should be made payable to [[            ]]and forwarded to:

[MANAGEMENT COMPANY]

[Property Address]

In accordance with the terms of your lease, copies of all future notices to landlord should be sent to:

[PURCHASER ENTITY]

If you have any questions or need any additional information, please feel free to contact the management office at [Telephone Number].

Sincerely,

SELLER:	PURCHASER:

___________________________________________________,	___________________________________________________,
a __________________________________________________	a __________________________________________________

By:	By:
Name:	Name:
Its:	Its:

H-1

EXHIBIT I

FORM OF VENDOR NOTIFICATION LETTER

_____________, 2011

[Vendor]

RE: [PROPERTY NAME]

Gentlemen:

This is to advise you that the above referenced property was sold to ________________, a _______________ (the “Purchaser”). As part of the sale, your contract has been assigned to Purchaser, and any goods, services or utilities supplied to the property subsequent to the date of this letter shall be for its account. The above referenced property will be managed by [[Management Company]] and all future invoices and correspondence and any and all Notices to Purchaser should be sent to:

SELLER:	PURCHASER:

___________________________________________________,	___________________________________________________,
a __________________________________________________	a __________________________________________________

By:
Name:
Its:	By:
Name:
Its:

I-1

SCHEDULE 1

LIST OF LEASES

Schedule 1-1

SCHEDULE 2

LIST OF SERVICE CONTRACTS

Schedule 2: List of Service Contracts

Accounting Software - Master	Rent Manager, London Computer Systems	1/29/2008
Advertising - Magazine/Web	For Rent - Magazine	4/1/2011
Alarm - Business Office	ADT Security Services	5/4/2007 & 2/18/2009
Auto Towing	Impact Towing & Recovery, Inc.	8/13/2009
Cable / Internet	Time Warner (fka Cablevision)	7/26/1986
Collections of A/R - Master	Professional Debt Mediation	8/14/2011
Credit Card Acceptance - Master	Yapstone, Inc.	12/1/2010
Fax Services - Phone	AT&T (fka SBC Global Services)	6/24/2005
Fire Department Permits	Fire Department of Kansas City	1/1/2011
Landscaping and Snow Removal	Creative Contours	4/27/2011
Laundry - Public Room	Colnmach Laundry Services	7/29/2003
Office and Wireless Internet	Time Warner	7/7/2011
Permits - Pool (Not Available)	Kansas City Health Department - No. 535	12/31/2011
Pest Control	Mason Exterminating	12/10/2009
Real Estate Tax Consultant - Master	Thomson Reuters	10/25/2010
Resident Screening - Master	First Advantage SafeRent	7/20/2010
Storage Trailor Title	Seller Owns Title to Trailor	9/19/2008
Utility Reimbursement Service	National Water & Power	2/14/2008
Video Camera System Warranty	Encompass Monitoring Systems, LLC	7/12/2011
VOIP Local and Long Distance	Vitelity - See www.Vitelity.com for T&Cs	2009
Waste Management	Deffenbaugh	2010
Wireless Internet Management	Everywhere Wireless, LLC	7/1/2010

1 of 1

Schedule 2-1

SCHEDULE 3

LIST OF LITIGATION

Schedule 3: List of Litigation

NONE

1 of 1

Schedule 3-1

SCHEDULE 4

LIST OF PERSONAL PROPERTY

Schedule 4: List of Personal Property

Location	Item	Quantity
Model, #11022	sofa	1
Model, #11022	coffee table	1
Model, #11022	side table	2
Model, #11022	bar dinning table	1
Model, #11022	bar stool chair	2
Model, #11022	full size mattress & box spring	1
Model, #11022	queen head board	1
Model, #11022	5 drawer chest	1
Model, #11022	bedside table	1
Model, #11022	wall picture frames Lg	3
Model, #11022	curtain rod	1
Model, #11022	window treatment panels	2
Model, #11022	ceramic vase	1
Model, #11022	model various decorative items	9
Model, #11022	pillows	4
Model, #11022	toss pillows	8
Model, #11022	comforter set/shams, euro, bed skirt, comforter	1
Model, #11022	full sheet set	1
Model, #11022	breakfast bed tray	1
Model, #11022	coffee cup & saucer	2
Model, #11022	shower curtain and clips	1
Model, #11022	bath towels	2
Model, #11022	hand towels	2
Model, #11022	decorative frame small	1
Model, #11022	silk flower wall wreath arangement	1
Model, #11022	floor lamp	1
Model, #11022	sm wall hanging	3
Model, #11022	swag window treatment	2
Model, #11022	metal vase	1
Model, #11022	ceramic tea set w/pot and cups	1
Model, #11022	wild grass vase silk vase arrangement	1
Model, #11022	metal center piece	1
Model, #11022	water globlets	2
Model, #11022	dinner plates	2
Model, #11022	salade plates	2
Model, #11022	set/knives, fork, spoon	2
Model, #11022	napkin holders	2
Model, #11022	napkins	2

Schedule 4-1

Schedule 4: List of Personal Property

Model, #11022	placemat	2
Model, #11022	silk grass decoration	1
Model, #11022	Kitchen towls/pot holders	4
Model, #11022	small books	2
Model, #11022	Kitchen throw rug	1
Model, #11022	wine glass	4
Model, #11022	under counter wine glass holder	1
Business Center:	conference table	1
Business Center:	chairs	4
Business Center:	bar stool chairs	3
Business Center:	Dell desk top computers	3
Business Center:	flat screen moniter	3
Business Center:	HP laser printer	1
Business Center:	decorative rug/runner	1
Business Center:	metal waste basket	1
Business Center:	3 shelf wood book case	1
Business Center:	Wall Painting	1
Business Center:	small rugs	4
Business Center:	step metal trash can	1
Business Center:	computer speakers set	1
Business Center:	shredder	1
Business Center:	arm chairs	2
Business Center:	assorted books/children’s games	1
Manager’s Office	4 drawer metal file cabinet	1
Manager’s Office	2 drawer metal file cabinet	1
Manager’s Office	3 drawer metal file cabinet	1
Manager’s Office	2 drawer wood mission style file cabinet	1
Manager’s Office	Desk 4 drawer	1
Manager’s Office	desk extension	1
Manager’s Office	Dell desk top computer	1
Manager’s Office	CRT moniter	1
Manager’s Office	Cannon desk calculater	1
Manager’s Office	computer speakers	1
Manager’s Office	Aastra phone	1
Manager’s Office	Tiffany style desk lamp	1
Manager’s Office	HP laserjet printer w/2 trays	1
Manager’s Office	HP laserjet printer	1
Manager’s Office	Brother: Fax/Scan/copier printer	1
Manager’s Office	HP Color Printer	1
Manager’s Office	Lg framed art	2
Manager’s Office	sm wall mount clock	1
Manager’s Office	Plexi-glass wall file holders	21

Schedule 4-2

Schedule 4: List of Personal Property

Manager’s Office	2 hole paper puncher	1
Manager’s Office	vacuum cleaner	1
Manager’s Office	3 drawer mission style side table	1
Manager’s Office	staplers	1
Manager’s Office	secretary/task chair	1
Manager’s Office	Make Ready eraser marker board	1
Manager’s Office	2 cushion armless sofa	1
Manager’s Office	toss pillow	1
Manager’s Office	small metal trash bin	1
Manager’s Office	metal cash box	1
Clubhouse Bathroom	Silk floral arrangement	1
Clubhouse Bathroom	sm wall frame	1
Clubhouse Bathroom	Metal step trash bin	1
Clubhouse Bathroom	Silk floral arrangement	1
Clubhouse Bathroom	sm wall frame	1
Clubhouse Bathroom	Metal step trash bin	1
Hallway	Water cooler	1
Hallway	Lg wall art	1
Laundry Room	Folding table	1
Laundry Room	sm cork board	1
Laundry Room	Wood bench	1
Clubhouse Kitchen	Metal decorative jars	2
Clubhouse Kitchen	doggie bowls	2
Clubhouse Kitchen	sugar bowl	1
Clubhouse Kitchen	pa per towel holder	1
Clubhouse Kitchen	hanging plant basket	1
Clubhouse Kitchen	plastic coffee carafe	1
Clubhouse Kitchen	Tea Kettle	1
Clubhouse Kitchen	Coffee maker	1
Clubhouse Kitchen	Tea decorative chest	1
Clubhouse Kitchen	assorted glass/goblets	9
Clubhouse Kitchen	assorted coffee/tea mugs	25
Clubhouse Kitchen	various size cooking utensils	1
Clubhouse Kitchen	decorative silk ivy	1
Clubhouse Kitchen	glass pitcher	1
Clubhouse Kitchen	Spout Beverage container	1
Clubhouse Kitchen	various size cooking utensils	1
Clubhouse Kitchen	Decorative area rugs	2
Main Office/Club House:	Mission style desk	1
Main Office/Club House:	2 drawer Mission Style file cabinet	2
Main Office/Club House:	4 drawer Mission Style file cabinet	1
Main Office/Club House:	leather/wood bench	1

Schedule 4-3

Schedule 4: List of Personal Property

Main Office/Club House:	Dell Desk top computer	1
Main Office/Club House:	Flat screen Moniter	1
Main Office/Club House:	Lexmark laserjet printer/scanner	1
Main Office/Club House:	HP color laser printer	1
Main Office/Club House:	Computer speaker	1
Main Office/Club House:	metal trash bin	1
Main Office/Club House:	Tiffany Style Table lamp	1
Main Office/Club House:	Tiffany Style Floor lamp	1
Main Office/Club House:	Mission style side table	1
Main Office/Club House:	Vintage style table fan	1
Main Office/Club House:	Asian style ginger jar	1
Main Office/Club House:	Hand blown glass table lamp	1
Main Office/Club House:	Mission style server/ 5 drawer	1
Main Office/Club House:	Roman Numeral lg wall mount clock	1
Main Office/Club House:	Lg Frame art	1
Main Office/Club House:	fireplace screen & wood crate	1
Main Office/Club House:	fireplace fire poker set	1
Main Office/Club House:	decorative plate w/stand	1
Main Office/Club House:	Secretary chair	1
Main Office/Club House:	Mission Style occasional cushion chair	2
Main Office/Club House:	Mission style 3 cushion sofa	1
Main Office/Club House:	Mission style coffee table	1
Main Office/Club House:	Magazine holder	1
Main Office/Club House:	Entry presentation table	1
Main Office/Club House:	cake plate w/dome	1
Main Office/Club House:	wire basket decorative w/accent balls	1
Main Office/Club House:	plexi glass wall files	3
Main Office/Club House:	Mission Style wall mount mirror	1
Main Office/Club House:	Glazed ceramic pot/saucer & plant 20”	1
Main Office/Club House:	Glazed ceramic pot/saucer & plant 14”	1
Main Office/Club House:	24” glazed ceramic pot w/saucer	1
Main Office/Club House:	12” glazed pot w/saucer	1
Main Office/Club House:	Aastra phone	4
Main Office/Club House:	area rugs/runners 2’ x 3’, 5’ x 7’, 2.5’ x 8’ runner	21
Main Office/Club House:	Security Cameras around Clubhouse (set of 4)	1
Main Office/Club House:	Security Camera’s CPU, Monitor, Keyboard, Mouse	1
Mini-Model Staging	Bath decorative items	3
Mini-Model Staging	Place setting items set	1
Mini-Model Staging	kitchen throw rug	1
Mini-Model Staging	kitchen items decorative	1
Mini-Model Staging	plates	2
Mini-Model Staging	silk flower vase arrangement	1

Schedule 4-4

Schedule 4: List of Personal Property

Mini-Model Staging	bath towels various	1
Mini-Model Staging	various bathroom rugs	1
Mini-Model Staging	shower curtains	1
Mini-Model Staging	vanity set	1
Mini-Model Staging	Swag window treatment	1
Mini-Model Staging	Glass beer	2
Mini-Model Staging	Water goblets	2
Corporate Units 11006 & 11025	Chaise chair	1
Corporate Units 11006 & 11025	Sofa 3 cushion	2
Corporate Units 11006 & 11025	Dinning Table linen set	2
Corporate Units 11006 & 11025	Dinning Table	2
Corporate Units 11006 & 11025	Dinning chairs	4
Corporate Units 11006 & 11025	Double bed	1
Corporate Units 11006 & 11025	Queen size bed	1
Corporate Units 11006 & 11025	Head boards	2
Corporate Units 11006 & 11025	microwave	1
Corporate Units 11006 & 11025	assorted pots/pans sets	2
Corporate Units 11006 & 11025	plates/bowels sets	2
Corporate Units 11006 & 11025	utensils sets	2
Corporate Units 11006 & 11025	cooking sets	2
Corporate Units 11006 & 11025	dish towels/kitchen sets	2
Corporate Units 11006 & 11025	Kitchen rug	2
Corporate Units 11006 & 11025	coffee table	2
Corporate Units 11006 & 11025	side table	3
Corporate Units 11006 & 11025	counter stools	2
Corporate Units 11006 & 11025	5 drawer chest of drawers	1
Corporate Units 11006 & 11025	occassional chair	1
Corporate Units 11006 & 11025	Swag window treatment	3
Corporate Units 11006 & 11025	panel window treatments	2
Corporate Units 11006 & 11025	curtain rods	2
Corporate Units 11006 & 11025	Coffee maker	1
Corporate Units 11006 & 11025	Floor lamp	1
Corporate Units 11006 & 11025	wall art	7
Corporate Units 11006 & 11025	silk plants	4
Corporate Units 11006 & 11025	towel sets	2
Corporate Units 11006 & 11025	linen set	3
Corporate Units 11006 & 11025	Comforter set	2
Corporate Units 11006 & 11025	throw pillows	8
Corporate Units 11006 & 11025	bed pillows	6
Corporate Units 11006 & 11025	Mirror	1
Corporate Units 11006 & 11025	side table lamp	2
Corporate Units 11006 & 11025	blanket throws	1

Schedule 4-5

Schedule 4: List of Personal Property

Corporate Units 11006 & 11025	Assorted cups coffee/tea cups sets	1
Corporate Units 11006 & 11025	Washer/Dryer Set-used-Corp unit 11006	1
Corporate Units 11006 & 11025	Washer/Dryer Set-used-Corp unit 11025	1
Maintenance Shop/Shed:	Club Car Golf Cart (Battery operated)	1
Maintenance Shop/Shed:	lonizer QT-Thunder model# QT-T3F	1
Maintenance Shop/Shed:	Salt spreaders manuel	2
Maintenance Shop/Shed:	40 ft ladder	1
Maintenance Shop/Shed:	20 ft ladder	1
Maintenance Shop/Shed:	A-frame ladder 5ft	1
Maintenance Shop/Shed:	Honeywell air purifier upright	1
Maintenance Shop/Shed:	Carpet Blower Sanitaire	1
Maintenance Shop/Shed:	Window A/C 5000 btu -LG	1
Maintenance Shop/Shed:	Window A/C 6500 btu -Zennith	1
Maintenance Shop/Shed:	Window A/C 10000 btu -LG	1
Maintenance Shop/Shed:	Chain Saw- 33c Homelite Bandit	1
Maintenance Shop/Shed:	Carpet Stretcher	1
Maintenance Shop/Shed:	Mitre Saw w/ table- Ridgid	1
Maintenance Shop/Shed:	Key Cutter-ILCO 045 Performanc series	1
Maintenance Shop/Shed:	Snow Blower-Toro CCR 2450	1
Maintenance Shop/Shed:	Cordless Vacuum- w/battery- Dewalt	1
Maintenance Shop/Shed:	Vacuum Pump-Yellow Jacket-Ritchie (for furnace)	1
Maintenance Shop/Shed:	29 gallion water heaters- Rheem	2
Maintenance Shop/Shed:	Dishwasher- Brand New- Amana	1
Maintenance Shop/Shed:	Dishwasher-older-Hotpoint	1
Maintenance Shop/Shed:	Refrigerator- older- Estate	1
Maintenance Shop/Shed:	Microwave- over stove w/vent	2
Maintenance Shop/Shed:	Pressure washer-Honda workpro2500	1
Maintenance Shop/Shed:	10” Rydoi table saw	1
Maintenance Shop/Shed:	Inficon Xtract R (refrigerant recovery system)	1
Maintenance Shop/Shed:	Goodman 2.0 Ton A/C ( R22)	1
Maintenance Shop/Shed:	Portable Room A/C- Everstar 8000 btu	1
Maintenance Shop/Shed:	Appliance/Furniture Lg Dolly	1
Maintenance Shop/Shed:	Washer/Dryer Set- used	2
Maintenance Shop/Shed:	Washer/Dryer Set-used-rented	15
Maintenance Shop/Shed:	WiFi Equipment	1

***	This list of personal property may work, it may not work and there are no guarantees to its condition.

Schedule 4-6